Exhibit k.17

EXECUTION COPY

AMENDMENT NO. 3
TO CREDIT AGREEMENT

AMENDMENT NO. 3 (this “Amendment”), dated as of November 14, 2017, to the Credit Agreement, dated as of June 23, 2014, among TORTOISE ENERGY INFRASTRUCTURE CORPORATION (the “Borrower”), each Lender from time to time party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of July 10, 2014, and Amendment No. 2, dated as of June 23, 2016 (as hereafter further amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.           Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.           The Borrower desires to (a) create one or more Subsidiaries and (b) have one or more Subsidiaries obtain financing from banks or other financial institutions for investments in private companies.

III.         The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Aggregate Subsidiary Investment Percentage” means, immediately after giving effect to each Subsidiary Investment, the sum of all the Subsidiary Investment Percentages.

“Equity Contribution Agreement” means any agreement pursuant to which the Borrower makes or commits or otherwise agrees to make an equity investment (whether in cash or otherwise) in a Person which is, or after giving effect to such contribution will be, a Subsidiary.

“Subsidiary Investment” means, with respect to the Borrower, any investment in the form of equity (whether in cash or otherwise) by the Borrower in a Person which is, or after giving effect to such contribution will be, a Subsidiary.

 “Subsidiary Investment Percentage” means, at the time of and with respect to each Subsidiary Investment, the percentage equal to a fraction, (a) the numerator of which is the amount of such Subsidiary Investment, and (b) the denominator of which is the value of the consolidated total assets of the Borrower. For purposes hereof, (i) the amount of a Subsidiary Investment shall be the amount thereof or, to the extent contingent (whether as to likelihood or amount), the maximum amount thereof as determined by the Borrower in good faith, and ii) a Subsidiary Investment shall be deemed to be made on the earlier to occur of (x) the date such Subsidiary Investment is funded, or (y) the date that the Borrower commits or otherwise agrees to make such Subsidiary Investment.

2.           Clause (g) of the defined term Indebtedness contained in Section 1.01 of the Credit Agreement is hereby amended by inserting the following parenthetical immediately following the phrase “all obligations” appearing therein: “(other than obligations under any Equity Contribution Agreement)”.

3.            Section 7.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.2          Investments. Make or permit to remain outstanding any Investment except:

(a)          Investments (other than Subsidiary Investments) in the ordinary course of its business;

(b)          Swap Contracts in a form reasonably acceptable to the Administrative Agent; and

(c)          Subsidiary Investments, provided that immediately after giving effect to each Subsidiary Investment, the Aggregate Subsidiary Investment Percentage would not exceed 5.0%.

4.         Section 7.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.03        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any Subsidiary so to do, except:

(a)	accrued expenses and trade account payables incurred in the ordinary course of such Person’s business;

(b)	Indebtedness of the Borrower in respect of the Senior Notes;

(c)	Indebtedness to the Lenders under this Agreement;

(d)	unsecured Indebtedness of the Borrower under the Syndicated Credit Facility;

(e)          obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)           other Indebtedness approved in advance by the Required Lenders in a writing delivered to the Borrower;

(h)          Indebtedness of any Subsidiary to any other Subsidiary; and

(i)         Indebtedness of any Subsidiary to the extent used to construct, or otherwise finance, long-term infrastructure and industrial projects owned by such Subsidiary (or any Subsidiary thereof), provided that the aggregate outstanding principal amount of all such Indebtedness of all Subsidiaries shall at no time exceed $150,000,000.

5.           Section 5.13 of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety.

6.           Paragraphs 1 through 5 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)          the Administrative Agent shall have received from the Borrower and from each Lender either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)         the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) certifying that the resolutions of the board of directors of the Borrower approving the Credit Agreement, and amendments thereto, have not been rescinded or otherwise modified and remain in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since June 23, 2016 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since June 23, 2016, attaching true, complete and correct copies of each such amendment, supplement or modification; and

(e)   all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

7.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto), no Default exists or would occur as a result therefrom, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

8.          In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

9.           This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

10.           THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF KANSAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.          This statement is provided pursuant to K.S.A. §16-1 18: "THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN  THE CREDITORS AND THE DEBTOR AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE CREDITORS AND DEBTOR." THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor:
Debtor:

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 3 to the Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ P. Bradley Adams
Name:	P. Bradley Adams
Title:	Chief Executive Officer, Principal
Financial Officer and Treasurer

THE BANK OF NOVA SCOTIA, individually and As Administrative Agent

By:	/s/ Paul Meehan
Name:	Paul Meehan
Title:	Director

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Tortoise Energy Infrastructure Corporation – Amendment No. 2 to Credit Agreement